Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Keane Group, Inc. (“Keane”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Keane and C&J Energy Services, Inc., which is part of the Registration Statement, of our opinion dated June 16, 2019 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of C&J’s Financial Advisor,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the C&J Board and Reasons for the Merger,” “The Merger—Certain C&J Unaudited Prospective Financial and Operating Information” and “The Merger—Opinion of C&J’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Morgan Stanley & Co. LLC

MORGAN STANLEY & CO. LLC

Houston, Texas

July 15, 2019